Exhibit 14.1

CLEVELAND BIOLABS, INC.

CODE OF BUSINESS CONDUCT

AND

ETHICS FOR DIRECTORS

Introductory Statement

Cleveland BioLabs, Inc. is committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. In furtherance of this commitment, the Board of Directors (the “Board”) promotes ethical behavior, and has adopted this Code of Business Conduct and Ethics for Directors (“Code”).

Every Director must:

(i)	represent the interests of the shareholders of Cleveland BioLabs, Inc.;

(ii)	exhibit high standards of integrity, commitment and independence of thought and judgment;

(iii)	dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties; and

(iv)	comply with every provision of this Code.

Conflicts of Interest

Directors must avoid conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the company or any of its subsidiary and affiliated companies (collectively, the “Company”). A conflict of interest may also arise when a Director, or a member of his or her immediate family1, receives improper personal benefits as a result of his or her position in the Company. Directors should also be mindful of, and seek to avoid, conduct which could reasonably be construed as creating an appearance of a conflict of interest.

While the Code does not attempt to describe all possible conflicts of interest that could develop, the following are examples of conflicts of interest:

(i)	receiving loans or guarantees of obligations as a result of one’s position as a Director;

(ii)	engaging in conduct or activity that improperly interferes with the Company’s existing or prospective business relations with a third party;

(iii)	accepting bribes, kickbacks or any other improper payments for services relating to the conduct of the business of the Company; and

(iv)	accepting, or having a member of a Director’s immediate family accept, a gift

[1]

As used herein, the term “immediate family” means a Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone - other than an employee - sharing the Director’s home.

Cleveland BioLabs, Inc. Code of Business Conduct and Ethics for Directors

from persons or entities that deal with the Company, in cases where the gift is being made in order to influence the Directors’ actions as a member of the Board, or where acceptance of the gift could otherwise reasonably create the appearance of a conflict of interest.

Any question about a Director’s actual or potential conflict of interest with the Company should be brought promptly to the attention of the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board, who will review the question and determine an appropriate course of action, including whether consideration or action by the full board is necessary. Directors involved in any conflict or potential conflict situations shall recuse themselves from any decision relating thereto.

Business Relationships with Directors

For the purpose of minimizing the risk of conflicts of interest, the Board has adopted a Related Party Transaction Policy that provides for the review of transactions with the Company or any of its affiliates in which any Director (including and member of a Director’s immediate family) has a direct or indirect material interest.

Use of Corporate Information, Opportunities and Assets

Directors may not compete with the Company, or use opportunities that are discovered through the use of Company property, Company information or position, for their personal benefit or the benefit of persons or entities outside the Company. No Director may improperly use or waste any Company asset.

Confidentiality

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly,

(i)	no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and

(ii)	no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board of Directors or as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

•	non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

Cleveland BioLabs, Inc. Code of Business Conduct and Ethics for Directors

•	non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

•	non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

Compliance with Laws, Rules and Regulations

The Company requires strict compliance by all its Directors with applicable laws, rules and regulations. These include federal and other securities laws, including insider trading laws, and the Company’s insider trading compliance policies.

Fair Dealing

Directors must deal fairly with the Company’s employees, customers, suppliers and competitors. No Director may take unfair advantage of the Company’s employees, customers, suppliers, or competitors through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Accountability

The Code referred to herein is mandatory and applies to all Directors, who are accountable for compliance with the Code.

Directors should communicate any suspected violations of this Code promptly to the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board. Suspected violations will be investigated by or at the direction of the Board or the Nominating and Corporate Governance Committee, and appropriate action will be taken in the event that a violation is confirmed.

Waiver

Any waiver of any provision of the Code may be made only by the Board or by the Nominating and Corporate Governance Committee, and must be promptly disclosed to the Company’s shareholders as required by applicable law or securities exchange regulations.

Cleveland BioLabs, Inc. Code of Business Conduct and Ethics for Directors

ACKNOWLEDGEMENT

The undersigned Director hereby acknowledges having received, read, and understood this Code of Business Conduct and Ethics for Directors and agrees to abide by it. The undersigned further acknowledges that it is his or her responsibility to seek clarification from the Chairman of the Nomination and Corporate Governance Committee or the Board Chairman if any application of the Code to a particular circumstance is not clear. The undersigned Director further acknowledges that failure to adhere to this Code can result in disciplinary action and may also result in civil or criminal penalties for the undersigned Director. The undersigned acknowledges that this Code does not constitute a contract of employment.

Signature:

Name:

Title:

Date:

Cleveland BioLabs, Inc. Code of Business Conduct and Ethics for Directors